October 5, 2005



Mr. David A. Dyck
Chief Financial Officer
Western Oil Sands Inc.
Ernst & Young Tower, Suite 2400
440 Second Avenue S.W.
Calgary, Alberta, Canada T2P 5E9


	Re:	Western Oil Sands
		Form 40-F for Fiscal Year Ended December 31, 2004
Filed April 1, 2005
      File No. 333-90736


Dear Mr. Dyck:

      We have completed our review of your Form 40-F and related filings and do not, at this time, have any further comments.


								Sincerely,



								Jill S. Davis
								Branch Chief

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Mr./Ms.
Company Name
Date, 2005
page 1




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